SHARE REPURCHASE AGREEMENT

This Share Repurchase Agreement (this “Agreement”) is made and entered into as of April 8, 2010 by and among Gerova Financial Group, Ltd. (formerly Asia Special Acquisition Corp.), a Cayman Islands corporation (the “Company”), Marseilles Capital LLC, a Florida limited liability company (“Marseilles”), and Marshall Manley, a resident of Florida (“Manley”).  The Company, Marseilles and Manley are hereinafter collectively referred to as the “Parties” and each individually as a “Party.”  This Agreement shall become effective as of the date the Parties have executed this Agreement (the “Effective Date”).

RECITALS

A.           Marseilles purchased 5,333,333 ordinary shares of capital stock, $0.0001 par value per share (the “Ordinary Shares”), of the Company (the “Subject Shares”) and issued a non-interest bearing promissory note in the original principal amount of $20,000,000 due December 31, 2015 (the “Note”) to the Company in payment for the purchase price for the Subject Shares, pursuant to a share purchase agreement (the “Share Purchase Agreement”) dated as of January 1, 2010 among the Parties.

B.           The Parties agree that the Company shall redeem and repurchase all of the Subject Shares in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

1. Repurchase.  Subject to the terms of this Agreement, on the Effective Date, Marseilles shall sell, assign, transfer and deliver to the Company, and the Company shall purchase from Marseilles, 5,333,333 Ordinary Shares (the “Redemption Shares”) at a price of $3.91875 per share for a total purchase price of $20,900,000 (the “Redemption Amount”).  On the Effective Date, Marseilles shall deliver to the Company:

(a)           a stock power signed in blank under which the Redemption Shares have been duly endorsed for transfer to the Company.

The Note shall be cancelled and returned to Marseilles and the Company shall pay an aggregate amount of Nine Hundred Thousand Dollars ($900,000) to Marseilles by wire transfer of immediately available funds in accordance with the wire transfer instructions already on file with the Company, such amount to be paid in twelve (12) equal monthly installments of $75,000 commencing on the date hereof.

2. Marseilles and Manley Representations and Warranties.  Each of Marseilles and Manley hereby represents and warrants to the Company that the representations and warranties set forth below are true and correct as of the Effective Date:

(a) Marseilles has not transferred, pledged or otherwise encumbered the Redemption Shares and has not entered into any agreement to do any of the foregoing.  Marseilles is the sole record and beneficial owner of the Redemption Shares and has the full right, power and authority to sell and transfer such Redemption Shares to the Company pursuant to this Agreement.  The delivery to the Company of the Redemption Shares pursuant to this Agreement will transfer to the Company valid and marketable title thereto, free and clear of any and all liens, encumbrances, options, charges, equitable interests or restrictions of any nature whatsoever.  The performance by Marseilles and Manley of this Agreement and the sale of the Redemption Shares to the Company will not result in a breach of or default under any agreement or instrument to which it or he is a party or by which it or he or any of the Redemption Shares may be bound.

(b) No agent, broker, investment banker or other person or firm is or will be entitled to receive any broker’s or finder’s fee or other commission directly or indirectly in connection with the transactions contemplated by this Agreement as a result of Marseilles’s or Manley’s action.

(c) Other than as set forth herein, no representation, promise or inducement has been offered or given in consideration of this Agreement and this Agreement is being executed by Marseilles and Manley without reliance upon any statement or representation by any other party.

3. Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, successors and assigns.

4. Further Action.  The Parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

5. Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and intent of this Agreement.

6. Entire Agreement.  This Agreement constitutes the entire agreement between Marseilles and the Company with respect to the subject matter contained herein.  Upon the execution of this Agreement, the Parties agree that each of the Share Purchase Agreement; the Note; the Pledge and Security Agreement, dated as of January 1, 2010, by Marseilles in favor of the Company; and the Registration Rights Agreement, dated as of February 18, 2010, by and between the Company and Marseilles shall be terminated and of no further force or effect.

7. Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall be deemed to be one and the same instrument.

8. Governing Law.  This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of Florida, without regard to conflict of law principles.

[Signature Page Follows]

In Witness Whereof, the Parties hereto have executed this Share Repurchase Agreement as of the date set forth below.

GEROVA FINANCIAL GROUP, LTD

By:      /s/ Gary T. Hirst
Name:  Gary T. Hirst
Title:    President

MARSEILLES CAPITAL LLC

By:      /s/ Marshall Manley
Name:  Marshall Manley
Title:    Manager and Member

/s/ Marshall Manley
MARSHALL MANLEY